Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Stone Ridge Trust

Name of Series
Stone Ridge Reinsurance Risk Premium Fund
Stone Ridge High Yield Reinsurance Risk Premium Fund
Stone Ridge U.S. Variance Risk Premium Fund
Stone Ridge U.S. Small Cap Variance Risk Premium Fund